Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-157171 on Form S-3; and Registration Statement No. 333-141416 on Form S-3/A; our report dated March 2, 2009 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board (FASB) Interpretation No. 48,  “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No.109”), relating to the consolidated financial statements and financial statement schedule of Public Service Company of Colorado and subsidiaries appearing in this Annual Report on Form 10-K of Public Service Company of Colorado and subsidiaries for the year ended December 31, 2008.

/s/ DELOITTE & TOUCHE LLP
Minneapolis, Minnesota
March 2, 2009